EXHIBIT 5.1









                                                  November 1, 2002


Brett R. Meinsen
Vice President -- Finance
Reinhold Industries, Inc.
12827 E. Imperial Hwy.
Santa Fe Springs, CA 90670-4713

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Reinhold Industries, Inc., a Delaware corporation ("Reinhold"), with the Securities and Exchange Commission (the "Commission") in connection with the registration of 132,700 shares (the "Shares") of Reinhold's Class A Common Stock, $.01 par value per share, reserved for issuance pursuant to Reinhold's Amended and Restated Stock Incentive Plan (the "Plan"). This opinion is being delivered to you, and will be filed with the Commission, at your request and pursuant to Item 601(b)(5) of Regulation S-K promulgated by the Commission.

         In that connection, we have reviewed originals or copies of, among other things, the Registration Statement and the Plan, which is attached to the Registration Statement as Exhibit 4(i). Unless otherwise defined in this letter, each term defined in the Registration Statement and used in this letter in initially capitalized form shall have the meaning ascribed to it in the Registration Statement. For purposes of this opinion, we have relied upon, and assumed the accuracy of, the factual statements set forth in the Registration Statement.

         This letter is governed by, and shall be construed in accordance with, the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law
(1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage, and other limitations more particularly described in the Accord, and this letter should be read in conjunction with the Accord.

         The opinions set forth in this letter are based solely on, and are limited to, the laws of the United States of America, and the Delaware Business Corporation Law, as amended. We express no opinion on the laws of any other jurisdiction or governmental authority or on any matter governed by any such laws.


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Reinhold Industries
November 1, 2002
Page 2


         Based upon and subject to the foregoing and the further qualifications and limitations set forth in this letter, we are of the opinion that, upon the Registration Statement becoming effective, upon the taking of all action contemplated by us to be taken prior to the issuance of the Shares, and upon the issuance of the Shares in accordance with the Registration Statement and the Plan and in compliance with all applicable state securities laws, the Shares will be validly issued, fully paid and non-assessable.

         We consent to the use of this opinion as an Exhibit to the Registration Statement.

         This letter and the opinions it contains are provided solely for the purpose described above and may not be used or relied upon by you for any other purpose and, except as set forth above, may not be used or relied upon by, or disclosed to, any other person for any purpose without, in each instance, our prior written consent.

                         Very truly yours,

                         /s/ SOMMER BARNARD ACKERSON, PC